Exhibit 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
FuelCell Energy, Inc,:



We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-20807; No. 33-77008; No. 33-68866; and No. 333-63833) of
FuelCell Energy, Inc. of our report dated December 12, 2000, relating to the consolidated balance sheets of FuelCell Energy Incorporated as of October 31, 2000 & 1999 and the related consolidated statements of income (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2000, which report appears in the October 31, 2000 annual report on Form 10-K of FuelCell Energy, Inc.



/S/ KPMG LLP
------------
KPMG LLP

Stamford, CT
January 25, 2001